UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

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USG CORPORATION
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STRENGTHEN THE CORE DIV ERSIFY EARNINGS DIFFERENTIATE NORTH AMERICA N SELECT EMERGING MARKETST HROUGH INNOVATION MANUFACTURING ADJACENT PRODUCTS/1AND DISTRIBUTION.2 SYSTEMS . USG CORPORATION 2011 LETTER TO SHAREHOLDERS

STRATEGIC PRIORITIES Strengthen Core Businesses North American Manufacturing North American Gypsum Worldwide Ceilings Building Products Distribution and Distribution Diversify Sources of Earnings Select Emerging Markets International Growth SECUROCK® Roof Board, SECUROCK ® Sheathing Adjacent Products/Systems Differentiate Through Innovation Four Years of Lightweight 2009 2010 2011 2011 2012 Product Launches DUROCK ® 1/2” 5/8” 5/8” SHEETROCK® Next Gen SHEETROCK® SHEETROCK® SHEETROCK® Brand Ultra Cement Board Brand Brand Brand Lightweight Up To 26% UltraLight Panels UltraLight UltraLight All Purpose Lighter Up To 30% Firecode 30 Firecode X Up To 40% Lighter Up To 30% Up To 15% Lighter Lighter Lighter

Dear Fellow Shareholders :

It is a privilege to report on USG’s performance in my first letter to you as Chairman. I am honored to serve as only the eighth chief executive in the company’s 110-year history, following Bill Foote’s outstanding 15-year tenure. I am confident that we will emerge from this steep recession in our key markets a stronger company that will deliver excellent returns for our shareholders.

For 2011, net sales improved to $3 billion, but we still incurred an operating loss of $197 million and a net loss of $390 million. Losses are unacceptable; our number-one priority is returning the company to profitability.

All of our operations did benefit from the actions to reduce costs and strengthen the enterprise. Last year, United States Gypsum Company and L&W Supply Corporation, our two largest businesses, reduced their operating losses, while other key units posted an operating profit. The company registered its first increase in sales since 2006.

We reduced the Corporation’s operating loss by 24 percent in 2011, largely due to the positive impact of our restructuring actions. We have been creating our own recovery, and we will continue to do so.

We have a clear strategy to return the company to profitability and position us for consistent, sustainable success. We will do this by implementing our strategy to Strengthen, Diversify and Differentiate USG.

Strengthening the core

Our North American manufacturing and distribution businesses represent a very successful set of core businesses that generate strong returns over the course of a business cycle. We are committed to strengthening those core businesses and not only returning to our historical earnings, but improving them.

United States Gypsum has been hampered by simultaneous declines in all major markets: housing, repair and remodel, and commercial construction. We have dramatically reduced costs, closed and idled inefficient facilities, and reduced our workforce to improve financial performance.

But we are doing more than just reducing our break-even. We are working smarter. An example is our ongoing Six Sigma program. Certified black belts are extracting value from our assets and sharpening the efficiency of our network.

L&W Supply, our distribution business, has a keen line of sight on profitability. L&W’s operating performance improved in every quarter of 2011, compared to the prior year.

The changes we’ve made at L&W are substantial – from branch consolidations, to supply-chain improvements, to a much greater focus on our strategic customers, the commercial contractors. L&W Supply provides a solid value proposition to the commercial contractor with a full line of products and outstanding customer service. Expect to see more improvements this year.

Worldwide Ceilings continues to deliver excellent results. In 2011, operating profit rose by 23 percent. USG Interiors recorded its best operating profit in more than a decade and we intend to build on this momentum.

Diversifying earnings

USG’s earnings have been highly dependent on the construction markets in the United States. Our international operations

QUICK TAKES from Jim Metcalf

You say that you’re anticipating market opportunity to be flat in 2012. Would you elaborate?

We are not waiting for a market recovery. We are moving forward with plans to return to profitability ASAP even if weak market conditions persist. We are determined to create our own recovery. That’s an ambitious goal, but we intend to achieve it.

Is it possible to reduce cost too much?

During rounds of staff reductions, facility closings and other tough moves , we’ve been careful to preserve the essence of the company. We have been very careful to avoid any actions that might harm USG’s position as the market leader in such key areas as safety, customer service, innovation and quality, but we must develop ways to consistently reduce our break-even using technology and variabilized fixed costs.

are important, but do not have the critical mass to provide an adequate counterbalance to the impact of the downturn in our domestic markets.

An important element of our strategy is based on diversifying through strategic international markets and product adjacencies.

Our investment in Mexico, where we have landed assets, professional local management, and strong brands, illustrates an effective formula for diversification. Last year, USG Mexico’s operating profit climbed 24 percent while the U.S. market remained near record lows.

As we expand our geographic footprint, we will be selective and play to our strengths, following the same approach that succeeded in Mexico.

We also see opportunity to diversify our earnings through product adjacencies. An excellent example is our SECUROCK roof board product. This product line traces its roots to USG’s proprietary, patent-protected gypsum fiber technology, which has provided the technological foundation for three additional products.

We are actively looking at our entire product line for untapped opportunities that can contribute in a meaningful way to our existing sources of earnings.

Differentiating through innovation

Since the successful 2009 introduction of our first lightweight product, DUROCK Next Gen, we have moved rapidly to implement lightweight technology in other product categories.

It is hard to overstate the success of our lightweight wallboard products, the first of which we introduced in 2010. Market acceptance for our award-winning SHEETROCK ® Brand UltraLight 1/2 inch product (for residential applications) and the newer 5/8 inch products (for commercial uses) has greatly exceeded our expectations.

Last year, lightweight products accounted for more than 25 percent of our wallboard volume and 38 percent of all USG wallboard shipments in the United States during the fourth quarter.

We foresee opportunities to extend this proprietary technology to other product categories. In fact, in 2012 we are introducing a joint treatment that is up to 40 percent lighter than competitive products.

We have had to play a lot of defense the last five years, constantly adapting our operations to a bitter recession that pushed U.S. construction markets to record lows. One of the best things about our UltraLight portfolio is that it allows us to play offense. We were the first to enter the market with game-changing innovative products that have helped our customers with common issues of weight, productivity and efficiency. Lighter, stronger and faster products are the foundation of our competitive advantage, which we plan to capitalize on and extend.

Ready for the year ahead

USG is financially solid. We have access to ample cash and liquidity, which has enabled the company to weather the storm during this unprecedented recession. At year end, total liquidity amounted to $834 million, and total debt was $2.3 billion, essentially unchanged from the year before.

Thanks to our newer, lower-cost capacity, we’ve been able to keep capital expenditures relatively low in recent years. We plan

During the long downturn, how have you maintained a culture of innovation?

Three things are vitally important: focus, alignment and execution. We have had to make tough choices during this prolonged recession, prioritizing many promising opportunities in an environment of scarce capital. We have remained 100 percent committed to innovation, as evidenced by the resources devoted to developing and commercializing our lightweight product portfolio in the middle of one of the worst recessions our industry has ever seen. Innovation is part of this company’s DNA. We will not abandon our commitment to innovation.

Can you tell us more about your international plans?

We are interested in markets where we can win–where we can achieve a number one or two position in a growth market. We did that in Mexico and we want to replicate that success in other countries whose potential is similar to what we foresaw in Mexico when we entered that market.

to modestly increase capital investments in 2012 to fund projects that should accelerate our return to profitability.

Our financial stability will help us navigate the coming year, which we believe will be relatively flat in terms of market demand in the United States. Residential and commercial construction markets in the United States remain at historically low levels due to the continuing drag of foreclosures and bankruptcies, high levels of unemployment, and lingering concerns about the economy.

USG is a 110 year old startup, and I am excited about the company’s future. My team and I are encouraged by the positive impact of our restructuring efforts and emboldened by the rapid success of our lightweight platform. We are determined to report an operating profit ASAP.

I’m confident that we will be profitable, thanks to our leading manufacturing position in North America…our distribution business, which serves the U.S. coast to coast…a fantastic brand…strong customers…and a team that I believe is the best anywhere.

In closing

Many people deserve our thanks, for their business, their support and their loyalty. First, our customers, who have faced many of the same challenging conditions that we have confronted during the Great Recession. We appreciate and value their support. Our relationships remain intact, and I am confident that together our companies will grow again.

I am especially grateful to our dedicated employees. Their performance during the roughest of times has been extraordinary. They are squarely behind our strategy to Strengthen, Diversify and Differentiate and return USG to profitability.

I also want to express my gratitude to our shareholders. We are confident that by executing our strategy, we will reward your investment in USG.

Emerging from the Great Recession, we have a Plan to Win.

James S. Metcalf

Chairman of the Board, President

and Chief Executive Officer

How would you describe your management style?

In my 30 plus years with USG, I have been fortunate to work with some truly exceptional leaders, including my predecessor, Bill Foote. I always focus first on our value proposition to our wonderful customers. Without a loyal customer base, nothing else matters. Having a culture that strives for consistent improvement is critical in any market environment. I also believe in continuously developing our talent to serve our customers.

What would you like to tell shareholders a year from now?

I feel much better about our position now compared to one year ago, and I expect to feel even better one year from now. Nothing would please me more than to report USG’s return to profitability. 2011 was the first step in our Plan to Win. We will continue to move forward focused on achieving a positive operating profit, developing new product innovations, and making strategic international investments that will provide a solid foundation for the future.

DIRECTORS AND CORPORATE OFFICERS

Board of Directors

Jose Armario (1, 2)
Executive Vice President of Global Supply Chain, Real Estate Development and Franchising, McDonald's Corporation

Lawrence M. Crutcher (3*, 4)
Former Member, Board of Advisors, Veronis Suhler Stevenson

W. Douglas Ford (1, 4*)
Former Chief Executive, Refining and Marketing, BP Amoco p.l.c.

Gretchen R. Haggerty (2,3)
Executive Vice President and Chief Financial Officer, United States Steel Corporation

William H. Hernandez (2*, 3, 4)
Former Senior Vice President, Finance, and Chief Financial Officer, PPG Industries, Inc.

Brian A. Kenney (2, 3)
Chairman, President and Chief Executive Officer, GATX Corporation

Richard P. Lavin (1, 3)
Group President, Caterpillar Inc.

Steven F. Leer † (1*, 4)
Chairman and Chief Executive Officer, Arch Coal, Inc.

Marvin E. Lesser (1, 2)
Managing Partner, Sigma Partners, L.P.

James S. Metcalf
Chairman of the Board, President and Chief Executive Officer, USG Corporation

Committees of the Board of Directors
1 Compensation and Organization Committee
2 Audit Committee
3 Finance Committee
4 Governance Committee
* Denotes Chair
† Denotes Lead Director

Corporate Officers

James S. Metcalf
Chairman of the Board, President and Chief Executive Officer

Stanley L. Ferguson
Executive Vice President and General Counsel

Richard H. Fleming
Executive Vice President and Chief Financial Officer

Christopher R. Griffin
Executive Vice President, Operations; President, United States Gypsum Company

Brian J. Cook
Senior Vice President, Human Resources

Dominic A. Dannessa
Senior Vice President and Chief Technology Officer

Brendan J. Deely
Senior Vice President; President and Chief Executive Officer, L&W Supply Corporation

D. Rick Lowes
Senior Vice President, Business Development and Operational Services

Karen L. Leets
Vice President and Treasurer

Mary A. Martin
Vice President and Associate General Counsel

Ellis A. Regenbogen
Vice President, Associate General Counsel and Corporate Secretary

Jeffrey P. Rodewald
Vice President, Employee Benefits, Safety and Corporate Services

Jennifer F. Scanlon
Vice President; President International

A special note of thanks to Robert L. Barnett and William C. Foote. Their contributions, dedication and leadership during their tenures with USG are greatly appreciated.

SHAREHOLDER INFORMATION Annual Meeting of Stockholders The 2012 annual meeting of stockholders of USG Corporation will be held at 9:00 a.m., Wednesday, May 9, at USG Corporation, 550 West Adams Street, Chicago, IL. Available Information Financial and other information about the Corporation can be accessed at its website: www.usg.com. The Corporation has made available at its website its annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and all amendments to those reports as soon as possible after such material is electronically filed with or furnished to the Securities and Exchange Commission. If you wish to receive a paper copy of any exhibit to the Corporation’s reports filed with or furnished to the Securities and Exchange Commission, such exhibit may be obtained, upon payment of reasonable expenses, by writing to: Corporate Secretary, USG Corporation, P.O. Box 6721, Chicago, IL 60680-6721. General Offices Mailing Address: P.O. Box 6721 Chicago, IL 60680-6721 Street Address: 550 West Adams Street Chicago, IL 60661-3676 Telephone: 312.436.4000 Stock Transfer Agent and Registrar Computershare Trust Company 877.360.5385 For Regular Mail: P.O. Box 43078 Providence, RI 02940-3078 The Street Address for Overnight Delivery is: 250 Royall Street, Mail Stop 1A Canton, MA 02021 The Lockbox Address for Voluntary Contributions is: P.O. Box 43081 Providence, RI 02940-3081 Stock Listings USG Corporation common stock is listed on the New York and Chicago stock exchanges and is traded under the symbol USG. Inquiries Investment Community: Investor Relations 312.436.6098 News Media: Corporate Communications 312.436.4356 The following trademarks used herein are owned by USG Corporation or its subsidiaries: DUROCK, FIRECODE, FIRECODE 30, NEXT GEN, SECUROCK, SHEETROCK, USG.

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